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Explanatory Note

This filing consists of the transcript of a conference call held by Synthesis Energy Systems, Inc. (the “Company”) on May 10, 2012 at 8:30 AM Eastern time to review the Company’s financial results for its fiscal third quarter ended March 31, 2012 and provide an update on corporate developments. There was also a webcast of the call available through the Company’s website, http://www.synthesisenergy.com/. An archived version of the webcast will be available on the Company’s website through June 10, 2012. A telephone replay of the conference call will be available approximately one hour after the completion of the call through June 10, 2012. Domestic callers can access the replay by dialing 877-344-7529. International callers should dial 412-317-0088. The PIN access number for the replay is 10013326.

Additional Information

In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary, and intends to file a definitive, proxy statement with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction will be set forth in the preliminary and definitive proxy statements to be filed by the Company with the SEC.

You may obtain the preliminary, and when available, the definitive, proxy statements for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

SYNTHESIS ENERGY SYSTEMS

“3rd Quarter 2012 Earnings”

05/10/2012 08:30 am Eastern

Kevin Kelly

Robert Rigdon

OPERATOR        Hello, and welcome to the Synthesis Energy Systems third quarter 2012 earnings call. You will be in a listen-only mode during the presentation. There will be an opportunity afterwards to ask questions. Instructions will follow at that time. If you should need assistance during the call, you may signal an operator by pressing the “*” key, followed by “zero” on your touch tone phone. This conference is being recorded. I now would like to turn the call over to Matt Haines of MBS Value Partners. Please go ahead, sir.

MATT HAINES        Good morning and thank you for joining Synthesis Energy Systems earnings conference call. Today management will discuss the financial results for the fiscal 2012 third quarter ending March 31, 2012, and will provide an update on corporate developments. Following management’s prepared remarks, we will open the line for questions.

Before we begin, I would like to remind you that during this call, management will be making forward-looking statements within the meaning of 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that in making such forward-looking statements, its expectations are based upon reasonable assumptions. Such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. There can be no assurances that the assumptions upon which these statements are based will prove to have been correct.

In addition, in connection with the proposed ZJX China Energy transaction, SES has filed a preliminary proxy statement and intends to file a definitive proxy statement with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement for free by visiting Edgar on the SEC website at WWW.SEC.GOV. Investors should read the definitive proxy statement carefully before making any voting or investment decisions, because that document will contain important information. Please refer to the company’s annual report on form 10K for the year ended June 30th, 2011, for a further discussion on risk factors. SES’s 10K other SEC filings are available on the Securities and Exchange Commission’s website at WWW.SEC.GOV, or on the company’s website at WWW.SYNTHESISENERGY.COM. And now I’d like to turn the call over to Robert Rigdon, President and CEO. Robert.

ROBERT RIGDON        Thank you, Matt. Good morning and welcome to our third quarter fiscal year 2012 earnings call. With me on the call today is Kevin Kelly, our chief accounting officer. Over the past quarter we have continued to work diligently to position the company for significant revenue, growth, and profitability. We are focused on creating value through a combination of near-term revenue and earnings and long-term growth via global, business verticals, and our new China business platform SES China. Over the next 12 months and beyond we are well positioned to achieve our goals. First, I’d like to turn the call the call over to Kevin for our third quarter 2012 financial results.

KEVIN KELLY        Thank you, Robert. Since late September 2011 we have kept the ZZ Joint Venture plan idle. As we’ve reported previously, Hai Hua has not paid any of the past fees owed to the ZZ Joint Venture since April 2011, and we have not recognized any capacity for revenue since then. For this reason, we did not incur the normal operating costs associated with the ZZ plan or have any revenue from the plan during the quarter. We continue to have discussions with Hai Hua, our joint venture partner, and we remain optimistic that a mutually beneficial agreement will be reached that can improve this plant’s financial performance.

We intend to restart the plant when we complete the restructuring of the current business arrangement with Hai Hua to create integrated syngas to methanol operation. We are working diligently on this restructuring; however it is taking longer than expected due to the number of factors on the Hai Hua side, including a recent corporate restructuring of Hai Hua. As a result, the third quarter of fiscal 2012 ended March 31st, 2012. Total revenue was $100,000 versus $3.1 million for the third quarter of fiscal 2011. The amount of unrecognized capacity fees under the contract with Hai Hua totals approximately $3.6 million as of March 31st, and we are working to recover the value of these fees within the new commercial structure under development with Hai Hua.

Our operating costs decreased significantly due to the ZZ plant being idle, and we continue to minimize expenses as much as possible. Technology licensing and related services revenues for the three months ended March 31, 2012, for $100,000 versus $506,000 for the three months ended March 31, 2011. The change in licensing revenue was due mainly to timing of new orders technology orders and technology-related services provided during the quarter. The licensing revenue for the third quarter of fiscal ‘12 relates primarily to coal testing for potential power project in Turkey. Based on current pipeline and the increasing level of interest in our technology, we believe this segment’s revenue will increase over time.

G&A expenses were $3.6 million for the third quarter of fiscal 12 compared to $3.3 million for the third quarter of fiscal 2011. The increase was due primarily to non-recurring consulting related costs, which totaled $800,000 and related to the settlement of a matter with a consulting firm and fees related to collecting funds from Hai Hua. Excluding these non-recurring costs, G&A decreased by 15%.

The operating loss in the third quarter was $4.8 million compared to an operating loss of $3.6 million for the third quarter fiscal 2011. The increase in operating loss was primarily due to the increase in consulting-related costs and the decreases in technology licensing and the ZZ JV plant’s revenue. The net loss attributable to stockholders for the third quarter of fiscal 2012 was $5.4 million or 11 cents per share, versus the net loss of $3.6 million or 7 cents per share for the prior year second quarter — third quarter rather. Sorry. At March 31st, 2012, the company had cash and cash equivalents of $19.8 million and working capital of $13.1 million. Now I’ll turn the call back over to Robert.

ROBERT RIGDON        Okay. Thanks, Kevin. In many ways the past quarter has been very encouraging for our company despite the lower revenues related to Hai Hua’s delays and restructuring the ZZ Joint Venture. I would like to highlight several of our key accomplishments for the quarter to give us this encouragement. First, though, I want to point out a few market trends.

We have seen several quarters now where global oil prices have remained over $100 a barrel, with global gasoline prices at near record highs. L&G prices in Asia continue to rise and are now on the order of $15 to $16 per million BTU. We are able to produce gasoline from low-cost, low-quality coal for approximately $1.75 to $2.00 a gallon in the U.S. and an L&G alternative for approximately $4 to $5 per million BTU in Asia. We believe these energy trends greatly favor our technology, and they are expected to continue for the long term. Against this backdrop, we are seeing a noticeable increase in interest from potential customers and strategic partners in our company and our technology offering. With this increased interest, we have been taking steps over the past quarter to position ourselves to secure important commercial business arrangements that will bring near- and long-term value to our shareholders.

In order to better position our China business for growth, we are combining our operations there into a single SES China business platform. This includes our Zaozhuang Joint Venture plant, which has demonstrated our technical excellence over the last four years, and our Yima Project. Our Yima Project remains on schedule to start up this summer. Once this project is operating at steady state, we believe we will be showcasing a very large-scale commercial operation of our technology on low-quality coal, with the capability of generating significant revenues. I expect that SES China will build on the success of both YIMA and ZZ to be better able to raise the capital necessary in China to fund its continued growth and sustainability.

As many of you may have read in our recent announcements, we have engaged a senior leadership team through Crystal Vision Energy, or CVE, whose principles we have known for many years. The executive chairman of CVE is Mr. Colin Tam who has been named managing director of SES China, reporting to myself and the SES board of directors.

Our goal and objective for SES China is to carry forward with our capital-like business strategy, focused on key business verticals and to capitalize this platform through raising subsidiary level funds necessary to accomplish this. Mr. Tam and our China team will be heavily focused on the successful startup and commercial operation of our Yima project this summer as well. Across the term of the engagement with CVE through the end of 2012 we will secure a permanent China CEO. We have structured the CVE arrangement to align the interests of CVE with the long-term growth and value creation of SES in our China business, and we anticipate Mr. Tam’s continued involvement in guiding SES China for many years.

Now I would like to discuss our capital-light business approach for the projects that we are actively working on with potential customers. For SES capital light entails maximizing the value created through our technology offerings while minimizing equity investments. We aim to provide a complete product offering that includes technology, equipment, and fully-engineered plant designs, even at times partnering on construction to provide turn-key plant solutions that would be transferred to the owners at start up for our customers. In many cases we envision SES to continue to provide technical and operating services for the life of the projects, and currently we are actively pursuing three business verticals that align our capital light approach, where our technology is specifically well suited in the segments of transportation fuels, steel, and fertilizers. We believe the formation of these business vertical partnerships will provide near-term earnings through technology access fees and long-term growth through the supply of the technology product.

Our most progressed business vertical is a recently announced cooperation agreement with Zaozhuang Engineering Company, which I will refer to as ZEP, currently underway in China. Together with ZEP we see an immediate business opportunity to replace old and dirty gasifiers that require expensive coal with our clean lower-cost gasifiers, which use clean low-cost coal. We believe that, on average, one of these retrofit projects will result in about $20 to $35 million of total revenue with attractive profit margins. Our gasifier will typically replace five of these old generation gasifiers, which yields a total available market of about 700 gasifiers in China. Even with modest market penetration, the revenues to us can be substantial and will occur over a multi-year period.

Our existing technology licensing business also fits very nicely into our capital light business strategy. Our pipeline of prospects is increasing in numbers and in quality. Our total licensing orders pipeline for the next 12 to 18 months can generate substantial revenue from what we believe are viable and well-developed prospects. Based on our business model, we would expect a portion of the revenues to be realized in the near term, and the remainder would be realized over the three-to-five year project development and construction cycle. How customers ultimately progress their projects will determine how much of this order value potential, both near and long term, we will eventually realize. The trend is very clear. The value of our licensing order pipeline is increasing and is global in nature.

Another key business vertical is our SES Resources Solutions Joint Venture, known as “SRS.” SRS’s primary focus is to acquire ownership positions in low-quality coal resources that can then be used as a fuel feedstock for high-value products such as S&G in projects using our technology, and to facilitate the development of these projects within industry partners in regions where gas prices are based on expensive L&G. Having low-cost, low-quality coal at our disposal enables us to further leverage or technology process into more vertically-integrated opportunities with high profit potential. And through SRS, we are progressing on our joint study agreement with Ncondezi, designed to further validate the commercialization potential of these low volatile coal resources for export into S&G solutions for L&G dependent economies in the Asia Pacific region.

SRS is also engaged in several other commercial discussions related to securing coal resources, and for the early-days funding for the joint venture to further develop the business, a business model that is being well received by potential customers and strategic partners.

Now I want to cover a few more specifics related to our China activities. First, as announced in early April, we are continuing to negotiate with the ZJX China Energy Group on our previously reported share purchase agreement. We agreed jointly with ZJX to keep our share purchase agreement in effect as long as the parties were making good progress towards meeting the objective of completing our agreement in a reasonable amount of time. Due to the sensitive nature of the discussions under way and the nondisclosure obligations we have, I cannot provide any more details at this time, other than to assure our shareholders that the discussions remain active and are progressing, and we will provide more information when possible.

Now I’d like to provide a more detailed update on our ZZ Joint Venture project. We have chosen not to operate the ZZ Plant for Hai Hua without reliable assurance that the capacity fees would be paid. At the same time, we identified a means and substantially negotiated a path by which we could improve the financial performance of ZZ and Hai Hua such that both our joint venture and Hai Hua would enjoy a cash-positive operation producing methanol at the site. We have yet to close this definitive agreement with Hai Hua, primarily due to a recent development whereby 50% of the Hai Hua Company is now being acquired by another Chinese state on enterprise. Hai Hua has informed us that they aim to close the new definitive agreement with us within the next two months, after the investment by that state on company is concluded. And just this week, Hai Hua has reaffirmed their commitment to complete the definitive agreement in the two-month timeframe through a signed memorandum of understanding with us.

In summary, we believe we are evolving the company strategy and approach in a very productive manner that would allow us to grow more rapidly. Our capital-like business approach that leverages our technology, in combination with industry partners in specific business verticals, has large value create potential while minimizing capital from SES. Our formation of the SES China business platform that we believe will grow to stand on its own further improves our prospects in China, and we are accelerating those prospects with a very experienced team at CVE under Mr. Tam’s leadership.

We also believe that our ongoing commercial discussions with industry partners in specific business verticals will bear results this year, providing a combination of funds and near-term revenues. It is our view that the current market dynamics in the energy landscape are particularly well timed for SES. Our technology removes the long-standing technical barrier to monetizing the world’s lowest quality coals, which has the potential to produce large value in such coal resource ownership. Based on our unmatched technology, viable business opportunities, and experienced leadership team, we believe that we are well on our way to becoming a formidable and profitable gasification technology company, creating significant value for our shareholders. So with that, I would like to open up the call for questions. Operator.

OPERATOR         We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset prior to pressing the keys. You will hear a tone to confirm that you have entered the question queue. To withdraw your question, please press “*” then “2”. At this time we will pause momentarily to assemble our roster.

The first question is from Robert Smith, Center for Performance Investing. Please go ahead.

ROBERT SMITH        Thanks for taking my call. Good morning here. With the creation of CVE, it seems that there has been another layer put on, so to speak, at least the way I see it, Robert. I’m wondering if you can give me some clarity as to what this does to your ownership position.

ROBERT RIGDON        Oh, okay. Hi, well good morning, Robert, and I’d be happy to answer that. CVE and the engagement of CVE is strictly as a management leadership service for us in our China business. There is no ownership confusion here with SES China. They will be working to support us, Mr. Tam in particular, as the managing director of our SES China business, and the SES China business will be an SES business, wholly owned by SES and would only have other owners in it to the extent that we may bring funding into that subsidiary level. So there should not be any thinking to confuse CVE with any ownership of the SES China business. It’s a management assistance that we needed from the very experienced team there under Mr. Tam’s leadership.

ROBERT SMITH        So what is the agreement though, I mean with respect to sharing?

ROBERT RIGDON         Well I can’t go into a lot of the details on it, Robert, but I’ll give you the gist of it because it’s very much like an executive compensation agreement with them, where there will be a compensation fee, as well as some incentives to align them with the long-term interest of the company, not only China but SES, the corporation. It’s not a dividing up of our business with CVE in any way whatsoever.

ROBERT SMITH         Could you give me some ideas as to the ballpark, in inference of — I mean what Crystal Vision gets from this?

ROBERT RIGDON         Well, what Crystal Vision will get from this is that we will cover their salary costs for the remainder of the year for the engagement of Mr. Tam Into our business, as well as, based on their successful establishment of goals and objectives that we have at SES China, they will be given incentives in terms of normal sort of success-fee type incentives in terms of establishing and raising funds at the necessary subsidiary level, the type of thing that you would normally expect to see with a type of executive contract. There is no ownership division.

ROBERT SMITH         Yeah, I understand that, Robert. But I’m not that familiar with such a contract.

ROBERT RIGDON         Well, Bob, these are very similar to how executives are incentivized in a company. I can’t go into the details because, you know, it’s bound by confidentiality between us and CVE at the current time. But what I can tell you that, you know, the best way to look at CVE is like an executive level type of a CEO assisting us here for SES China business and getting it set up and getting it capitalized at the subsidiary level. That’s their mission.

ROBERT SMITH         Uh-huh. Okay. All right. So the comment about the ammonia retrofit business, so I see that you essentially have done the division, so to speak, of 3,500 divided by 5 to get to 700. So are we talking about a total market opportunity of $14 billion to $24 billion? I mean when you say — even if you get a really, very small percentage of that, it’s still a very major opportunity. But is that the total market that we’re talking about in ammonia?

ROBERT RIGDON         Yeah, you have it right. You know, none of us expect that, you know, all of those plants will be converted.

ROBERT SMITH         Yeah, of course.

ROBERT RIGDON         But the take away, you’re exactly correct, Robert, is that it’s a very huge potential because in China they have built an enormous amount of these old gasifiers many years ago, and now the Chinese, in fact, for some time, have been wanting to replace those. We’re in a unique position here with Zaozhuang Engineering to do that, because the replacement of those in the past always still involved pretty high-cost coal. Now we can come in with a low-cost capital solution, as well as allowing them to refuel these to lower-cost coal.

So for these projects, they get to solve two problems. One is they get to solve the problem of being dirty and polluting, which has been part of the concern over there in China for a number of years now; but secondarily, more recently, they get to solve the very pressing economic problem that the coal they run is incredibly expensive. So this is why we feel so hopeful about this particular arrangement with ZEP. So with even a model market penetration — and we’re already working on our proposals for our first two customers now with ZEP — with modest market penetration here, this can be quite a big contributor to our business. And it’s an example, Robert, just to add onto this, how we see ourselves focusing a little bit more strategically on a business vertical such as this where we can focus our resources and not delude ourselves too much on a lot of different activities.

ROBERT SMITH         So over the next three years, I mean what would be a modest penetration in your opinion?

ROBERT RIGDON         Well, let’s say we’ve penetrated the market 5 to 10%. I would consider that modest, and that would be — look at the math there. It’s pretty significant.

ROBERT SMITH         And is that possibly doable over a three-year period of time?

ROBERT RIGDON         I think as long as we get our first couple of projects up and going, then there will be the potential here. We’ve discussed with ZEP for follow on interest from the industry because the Chinese industries tend to like to go with what’s been done before. Nobody has really attempted this retrofit business there in the past. We’ve got the right product for it today. So based on the behavior of Chinese industry in the past, I would be very hopeful that what we would see is pretty active. And I know ZEP, the Chinese engineering company out of Beijing that we’re working with, has expressed this view to us. This is their view as well, that there would be a lot of follow on after these first couple of orders are secured.

ROBERT SMITH         And with respect to ZJX in China M&G is there any way to put a timeline on what your expectations are to close this?

ROBERT RIGDON         Well I can’t right now. I can tell you just what I said, you know, in my comments a moment ago; that we would not have continued the agreement if the discussions were not very active on a weekly basis and are ongoing. But I can’t give you a definitive timeline until we get closer to getting it all wrapped up and get it done. Then we’ll be able to come out and give everybody the details.

ROBERT SMITH         Calendar 2012?

ROBERT RIGDON         You know, I would say, Robert, look, in 2012, it’s either — we’re either going to do this or we’re not, because the whole point of this extension was that we would get this done in a reasonable amount of time. And I think, you know, extending this beyond 2012, in my view, is not a reasonable amount of time.

ROBERT SMITH         Okay. I welcome that. So the last point is that you say you’ve developed a very robust pipeline of licensing projects, and there are five well-developed projects. I was wondering if you could simply go over them.

ROBERT RIGDON         Yes, I can. I won’t be able to give the names, but I can give you the regions and a little bit of specifics around them. We’ve seen some very, very interesting here, over the last couple of quarters, frankly, in what’s been going on with the energy crisis and how it drives our business, and also in coal, with coal being very expensive, and we’re seeing coal becoming really in demand in Asia, with a tendency to try to drive it to lower-quality coals, but there’s been a technology barrier. So, for example, the steel industry is very interested in having — and so part of our discussions, the five that we just discussed here, are related to the steel industry, where the steel industry is very interested in having the new style DRI-type steel plants, capable of running low-cost coal feed stocks because the Asian environment is so expensive or restricted on natural gas. And that’s driving a lot of activity and discussions with potential strategic partners with us in the steel industry, as well as straight up license opportunities in areas like India, in particular. India is a big growth area for steel, so there’s quite a bit of activity on our part in India on the steel side. So that’s one.

The other is that we are seeing a renewed interest, as you probably can imagine, here in the U.S., which we haven’t seen since, you know, the financial crisis started a few years ago, where the oil prices and the pressure on gasoline prices are refueling interest in producing fuels here in the U.S. And, you know, we haven’t been activity in the U.S. in probably over three years since our consult project. But now they’re significant. There are two very significant projects under discussions now in the U.S. that have the potential to provide products that are alternative to these high-price oils from low-quality coal and coal waste wastes. That’s the big differentiator that we bring, so it allows us to make these fuels such as gasoline at such a low cost. So that’s another attempt.

ROBERT SMITH         Even with the low cost of natural gas?

ROBERT RIGDON         Well, and see the products of fuels, oil-based things like gasoline, are not derived from natural gas, so natural gas is not a player.

ROBERT SMITH         Okay. I follow, yeah. Thanks.

ROBERT RIGDON         Yeah. Yeah, exactly. And then the last thing that I would mention, to answer you question, is that, you know, I had discussed probably over a year ago, and we’ve been slowly progressing this, the work that we’re doing in Turkey that Kevin mentioned where we just have been in the process of doing some study and coal testing work, is really related to a small-scale very low-cost, low-quality coal power plant application that we’ve been looking at now for a little over a year in conjunction with potential other industry partners, both in the power generation side and utilities side in that region. And this is beginning to pick up and accelerate again as well. As those economies are strengthening, this is really something that is more relevant for emerging and development economies that need small scale, not large scale very, very clean power from their indigenous cheap low-quality coals. So those are three key examples of the types of segments, and then there are multiple projects.

The five projects that I mentioned on the call are our five most well developed from a business point of view, but our pipeline has a number. I don’t even know how much is on it now. It’s probably well over 20 prospects. But these five or are our most well developed.

ROBERT SMITH         Has Mr. Oppenheimer made some progress in his —

ROBERT RIGDON         Yes, he has, actually. Well, part of it is this Ncondezi. You know, we’re doing the study for Ncondezi now that we signed here two or three months ago, I guess it was. And we’re in the process of doing that, and coal testing related to their big mine operations in Mozambique. He has also made quite a bit of progress with a number of coal resource owners in Australia and in Indonesia, and he and the team there have been very actively out working to secure the development funds for the first phase of their projects. So we’re very pleased right now with the progress Mike is making, and I’m hopeful to have some good news on that front here maybe in the next couple of quarters.

ROBERT SMITH         Okay. And just finally, Robert, do you think you can bring these forward enough to preclude going to the financing market?

ROBERT RIGDON         We’re doing everything we can to accomplish it in that fashion, Robert. That’s one reason why we’re focusing on the SES China platform. We saw the opportunity there to end the interest. You know, we didn’t form SES China, for example, without having tested quite well with potential parties that may want to invest in that platform. So our goal is to bring in and raise funds at subsidiary levels or through partnerships in these business verticals, and then we will just keep our eye on the market. You know, this isn’t the opportune time for us to raise funds, you know, generally at the parent level. But at the end of the day, you know, we’ll do what we think is the right thing to do for the business.

ROBERT SMITH         Okay. Thanks so much. Good luck.

OPERATOR         Our next question comes from Jay Steinhilber from Morgan Stanley Smith & Barney. Please go ahead.

JAY STEINHILBER         Yeah, hi. My question was just answered. It was with regards to the financing, whether we’re going to have to raise capital and so forth, and it sounds like you just took care of that question a second ago, so thank you very much.

ROBERT RIGDON         Okay. Thank you, Jay. Thanks for joining.

OPERATOR         Again, if you would like to ask a question, please press “*” then “1” on your touchtone phone. We have a question from Steve Begleiter. He’s a private investor.

STEVE BEGLEITER         Hello, sir, this is Steve Begleiter. Thanks for taking my call. I want to follow up on that capital-raise question. If I understand the press release right, you ended the quarter with $13 million and change of working capital, and in the quarter you had a loss of over $4 million, with no revenues from the JV plant because the — however you pronounce it, decided not to pay you. With your licensing fees somehow going from $500,000 to $100,000, with Yima maybe coming on this summer, but the way you word it, it will be a big contributor when it’s fully operational. I don’t know when that is. Don’t you run the risk of running out of money this year? And if you’re relying solely on this JZX thing to close — I do deals with a living too. I’ve never seen a deal take a year to close. Please tell us what your plan B is to get funds into the company because you obviously lose a lot of leverage the lower your cash balance goes?

I’ve got a lot of examples of other companies trying to do business in China, and they suffer this sort of debt by a thousand cuts of polite delay and delay and delay, yeah, yeah, we’re going to do it until you lose all leverage and they sort of get the deal for a much better price, and, one, can you convince us that you’re not a victim of that; and, two, please tell us what your plan B is to get money in the company so that you’re able to develop all these great opportunities into fruition. So it looks like you’re going to run out of cash by the end of the year if nothing changes.

ROBERT RIGDON         Okay. That’s a very good question, Steve, and I appreciate you asking it. So let me give you my view on this. First off, the opportunities here over the next couple of quarters to bring in money we see through the formation of SES China, and we’re in active discussions regarding our ability to fund that platform. Secondly, as you mentioned, the Yima Project coming online this summer, and if all goes well and stays on schedule, will producing methanol by the fall. That has the potential to start throwing off a significant amount of cash if all goes well. The restructuring of Zaozhuang, our current joint venture, in this timeframe, which, you know, this has been delayed, as we mentioned, but we do believe that we’re going to get this thing closed. That ends up coming back into the picture, producing financial results for the company.

Also, as I’ve mentioned in my comments earlier, these business verticals that we’re working around, coal to liquids, and steel and ammonia, such as the ZEP business vertical, also all have the potential in this timeframe to throw off technology type of access fees in the formation of partnerships to support these business verticals. Now, and all of that is a big part of our focus to bring in funds without going into just a general capital raise at the parent level. In addition to that, we have the active discussions with ZJX. And like you said, I truly do understand the comment about death by a thousand cuts, and I believe that we are on the right track, particularly in China now, with bringing in folks like Mr. Tam who has a long track record of successful project development, financing, funding numbers of projects in China. He’s probably one of the most successful ones we know of in this industry segment.

STEVE BEGLEITER         Is he working on the ZJX financing?

ROBERT RIGDON         Yes. He’s involved in that now too, because he’s our managing director in China, so he’s right in the middle of it. But as a plan B, at the end of the day, as I said, we have a number of avenues here that can help. And if any one of these, you know, connect and we do believe that more than one will, obviously we’ve got our Yima project in Zaozhuang, which are major investments that, you know, will be producing revenues. But that said, if there is any timing issue, you know, the plan B, we’ll have to do the right thing for the company, and we will. So we will not let ourselves run out of money. We’ve got, I think, a very robust approach to getting the company funded in a way that’s best for the shareholders.

STEVE BEGLEITER         Can you give, maybe you discussed it in the past, maybe refresh my understanding my understanding the revenue potential of Yima?

ROBERT RIGDON         Sure.

STEVE BEGLEITER         Because when I bought several of your shares, I believe you owned a much higher percentage of the project than you own now. I think you only own 25%.

ROBERT RIGDON         That’s right. We chose — you’re right, Steve. We chose to invest at a 25% level in Yima back in 2009 versus in the early days we had viewed doing a 49%. So we’re 25% of that project. Yima is 75% of that project. Let me just give you a quick — some numbers here. The Yima Project will ramp up to 300,000 tons per year of methanol production. That’s its nameplate. And the current pricing of methanol today in China, average pricing is about 2,700 Chinese renminbi per ton. Today it’s running am renminbi per ton. It’s tending to trim up. It has since the financial crisis has been slowly trending back up, so it’s got pretty healthy methanol prices today. Based on that, the simple math, that total project generates revenues somewhere between $125,000 to $130,000 per year, so that’s a revenue potential.

Production costs — you know, and we’ve been very, you know, public in our investor presentations about our ability to produce methanol in China from these lower-quality coals — depends on the price of coal and power, but typically would be in range of somewhere around 1,800 renminbi to 2,000 renminbi per ton. So that’s about the best guidance I can give right now on the Yima Project. And as you can see, it can be a significant contributor the company when it’s up and fully operational.

STEVE BEGLEITER         Yeah, but when is up and fully? You understand my point; right?

ROBERT RIGDON         Yeah.

STEVE BEGLEITER         It starts the summer. Fully operational might be 2016. That doesn’t give any cash flow to survive the J curve until you get there.

ROBERT RIGDON         So let me put that in perspective, Steve. Typically in China these projects are fully operational within six months, many times before six months.

STEVE BEGLEITER         Okay. That’s helpful. And I respect the fact that you can’t talk about ZJX thing, but you got to respect the fact I got to ask. I’ve been a very significant shareholder for a very long time, and I actually work for a company where I was responsible for doing a joint venture in China. We had a commitment for them to invest a lot of money in our company, and it never closed. And I, at some point in time, turned against it, though our CEO was very committed to it very a whole variety of reasons, and he brought in a different team of people to work with, and it still never closed.

And one of the problems we had was that there was this constant changing of what the approval process was. Okay. Had to get approval from — I kept asking, what’s the process? Who has to approve it? And every time we actually got somebody to ask answer the question, it was somebody else. So could you at least please tell us — I mean I can’t imagine there’s any questions after almost a year on the financial terms of the investment. Okay. Or even if they want to change the price you got to agree or disagree at some point in time. I would suspect this is related to the approval process, and could you please tell us which entities; are they regional, are they government, are they federal? Who has to approve it? How many of them are there? How many have you gotten, and how many are left, if that’s correct. Or could they just do this on their own and you’re still arm wrestling over terms? Or do they not even have the money? Like what’s the issue? Like how does it take a year?

ROBERT RIGDON         Yeah, okay. I’ll do what I can, to the extent that I can talk about it. I think your example is not uncommon in China. You know, we have been there for a number of years now. The approval process on this deal, I believe, is well understand, with the approvals required the provincial and government level for the deal. The time is being taken primarily around the inclusion of the other party that is bringing in much of the necessary funds and potential new projects related to the China business in this deal. And getting that sorted out and the commitments to our ability to do projects with them, as well as getting sorted out sort of the terms associated with combining them in with the ZJX deal has what’s been what’s been taking the extra time. I can’t say a lot more about it than that.

STEVE BEGLEITER         Are you negotiating with the party who has the money to close?

ROBERT RIGDON         Yes.

STEVE BEGLEITER         Or are you negotiating with the party who has to raise the money to close?

ROBERT RIGDON         We’re negotiating with the party now that has the money to close. So money has not been an issue here on that.

STEVE BEGLEITER         It’s the pipeline of other projects that are supposed to materialize?

ROBERT RIGDON         Yeah, it’s getting them coming in and having their insertion into that come in in a way that’s acceptable to all three parties. And that’s what we’re making progress on.

STEVE BEGLEITER         Okay. Well I would just encourage you to assume that isn’t going to happen if it hasn’t happened by now and think about how else to finance the company. That just sounds like it’s taking way too long for it to be credible. And I say that because I’m a very loyal shareholder. I own probably way too much of the stock. And I had some very hard-bitten experience in China, and there’s a lot of people who represent a lot of things, as I’m sure you know, and they don’t come through. And it just feels like we’re getting strung along. And that stuff will show up the day after we run out of money.

ROBERT RIGDON         Yeah, I hear you. Well I think that’s wise advice, Steve. I believe that we’ve got things balanced with the other opportunities we have to bring funds into the company as well, so if we believe at one point that this is not progressing well, then we’ll turn it off, but that’s not the way we see it today.

STEVE BEGLEITER         Okay. And final question on this point, is there any minimum level of cash at the parent company where you hit the, you know, like in case of alarm break collapse where you say, “Okay, no matter what else is pending, we is have to raise money”? Is that at $10 million? Is that at $5 million? Is that never? Like, does the board discuss that?

ROBERT RIGDON         Steve, we’re keeping an eye on that, and we’re going to make sure we’re prepared to raise funds if necessary. I can’t throw out a specific number like, a glass ceiling. But we are well aware of the situation, we’re monitoring regularly, and we’re doing our best to make sure that we don’t get into a liquidity issue down the road.

STEVE BEGLEITER         Thank you.

OPERATOR         This concludes our question-and-answer session. I would now like to turn the conference back over to Robert Rigdon for closing remarks.

ROBERT RIGDON         Okay. Thank you, operator, and thank you everybody for tying in on the call and for those that asked the questions. I will just say that we will be continuing to work diligently on these initiatives and will be looking forward to giving you an update here in the future. Have a good day.

OPERATOR         The conference is has now concluded. Thank you for attending today’s presentation. You may now disconnect.